CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated December 27, 2013 on Dreyfus Global Absolute Return Fund, Dreyfus Global Dynamic Bond Fund, Dreyfus Global Real Return Fund, Dreyfus Total Emerging Markets Fund and Dynamic Total Return Fund and for the fiscal year ended October 31, 2013 which are incorporated by reference in this Registration Statement (Form N-1A  No. 33-51061 and 811-7123) of Advantage Funds, Inc.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 25, 2014